                                                               FILE NO. 33-65135
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 1, 1995)
                (TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER, 1995)
                            PROSPECTUS NUMBER: 1321
                                                  (REVISED)


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES


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


PRINCIPAL AMOUNT:         $25,000,000.00


TRADE DATE:               January 30, 1996


ORIGINAL ISSUE DATE:      February 15, 1996


MATURITY DATE:            February 15, 2011


INTEREST RATE:            6.70%


INTEREST PAYMENT DATES:   15th day of each month, commencing March 15, 1996 through the
                          Maturity Date, subject to following business day convention.


OPTIONAL REPAYMENT DATES: See Below.


INITIAL REDEMPTION DATE:  February 15, 2000


REDEMPTION PRICE:         100%


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     Notwithstanding anything to the contrary contained in the atttached
Prospectus Supplement, interest on the Medium-Term Notes, Series B (the "Notes") offered hereby will be payable monthly on the 15th day of each month and at Maturity (the "Interest Payment Dates"), commencing on March 15, 1996.

     The Notes are subject to redemption at the option of the Company, in whole, on any Interest Payment Date occurring in August or February commencing on or after the Interest Payment Date in February 2000 (the "Redemption Date"), at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to the Notes will be 100% of the principal amount of the Notes. Terms not otherwise defined herein, shall be defined in the attached Prospectus Supplement

     Additional Information. The first paragraph of the section "Incorporation of Certain Documents by Reference" contained in the attached Prospectus, dated September 1, 1995, is hereby updated to specifically include reference to the Current Reports of Merrill Lynch & Co. on Form 8-K dated September 19, 1995, October 17, 1995, November 2, 1995, and November 27, 1995 filed pursuant to
Section 13 of the Securities and Exchange Act of 1934 which are incorporated by reference into such Prospectus. In addition, the amount of that the Company intents to sell from time to time specified on the first page of such Prospectus has been updated to equal $8,741,425,546 aggregate principal amount of Debt Securities (or proceeds in the case of warrants and in the case of securities issue at an original issue discount).